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                                                                    EXHIBIT 6(a)


                        PLAN OF REORGANIZATION AND ACQUISITION
                                      BY WHICH
                              ZEPPELIN PRODUCTION CORP.
                                (A NEVADA CORPORATION)
                                    SHALL ACQUIRE
                               POWER TECHNOLOGIES, INC.
                                (A NEVADA CORPORATION)

     This Plan of Reorganization and Acquisition is made and dated this day of February 15, 1998, by and between the above referenced corporations and shall become effective on "the Effective Date" as defined herein.

                                I.  INTERESTED PARTIES

     A.   THE PARTIES TO THIS PLAN

          1. Zeppelin Production Corp. ("Zeppelin") is a public Nevada Corporation, incorporated on or about June 7, 1996.

          2. Power Technologies, Inc. ("PowerTech") is a private Nevada Corporation, incorporated on or about January 19, 1996.

                                    II.  RECITALS

     A.   THE CAPITAL OF THE PARTIES:

     1. The Capital of Zeppelin consisted of 1,500,000 (pre-reverse) shares of common voting stock of $.0001 par value authorized, of which 300,000 (post-reverse) shares are issued and outstanding.

     2. The Capital of PowerTech consists of 2,500,000 shares of common voting stock of $.0001 par value authorized, of which 5,000,000 shares are purported to be issued and outstanding, more than the amount authorized, but issued among only a small closely holding group of shareholders, believed to be three in number. Accordingly, the Reorganization effectuated herein shall consist, first of a reverse split of PowerTech shares 2 to 1 to conform its Articles of Incorporation, with the result that PowerTech shall have 2,500,000 (post-reverse) shares issued and outstanding immediately before the exchange and conversion of shares described hereinafter.

     B. THE BACKGROUND FOR THE ACQUISITION: Zeppelin desires to acquire PowerTech and the shareholders of PowerTech wish to be acquired by a public company.
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                                       PLAN OF REORGANIZATION AND ACQUISITION
                                                           ZEPPELIN/POWERTECH
                                                   February 15, 1998   Page 2

     C. THE BOARDS OF DIRECTORS of both Corporations respectively have determined that it is advisable and in the best interests at each of them and both of them to proceed with the acquisition by the Delaware Corporation, in accordance with IRS Section 368 (B) and (C).

     D. THE SHAREHOLDERS OF ZEPPELIN, having approved the acquisition, this agreement was approved and adopted by the Board of Directors of Zeppelin in a manner consistent with the laws of its Jurisdiction its constituent documents.

     E. THE SHAREHOLDERS OF POWERTECH, having approved the acquisition, this agreement was approved and adopted by the Board of Directors of PowerTech in a manner consistent with the laws of its Jurisdiction its constituent documents.

                              III.   PLAN OF ACQUISITION

     A. REORGANIZATION AND ACQUISITION: Zeppelin Production Corp. and the Power Technologies, Inc. are hereby reorganized, as follows:

     1. POWERTECH REVERSE SPLIT: Each and every two shares of the 5,000,000 (pre-reverse) shares previously issued by PowerTech shall first be reduced to one such share, to conform to the Articles or incorporation of PowerTech, with the result that PowerTech shall have 2,500,000 (post-reverse) shares issued and outstanding immediately before it shall exchange described hereinafter;

     2. ACQUISITION OF POWERTECH BY ZEPPELIN: Zeppelin Production Corp. shall acquire all assets, businesses and capital stock of the Power Technologies, Inc., and Power Technologies, Inc. corporation shall become a wholly-owned subsidiary of Zeppelin Production Corp.

     3. SHARE EXCHANGE AND CONVERSION OF OUTSTANDING STOCK: Forthwith upon the effective date hereof, Zeppelin Production Corp. shall issue 5,000,000 new investment shares of its common stock to or for the shareholders of the former Power Technologies, Inc.; and each and every post-reverse share of Power Technologies, Inc. shall be converted into two shares at Zeppelin Production Corp.

     4. NAME CHANGES: In order to prevent the Parent and Subsidiary from purporting to enjoy the same corporate name, both companies being Nevada corporations, the names of each shall be changed immediately following the reorganization, as follows:

          (a) First Power Technologies, Inc., the Subsidiary, shall change its name to PowerTek Technologies Corporation, if available in Nevada, or Power Technologies Corporation, if not Consent to the use of Similar name is hereby given to whatever extent is required by the laws of Nevada.

          (b) Second, Zeppelin Production Corp., the Parent shall change its name to, and assume the corporate name of, Power Technologies, Inc.

     B. EFFECTIVE DATE: This PLAN OF REORGANIZATION AND ACQUISITION shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and the time of such effectiveness shall be called the effective date hereof.
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                                       PLAN OF REORGANIZATION AND ACQUISITION
                                                           ZEPPELIN/POWERTECH
                                                   February 15, 1998   Page 3

     C. SURVIVING CORPORATIONS: The both corporations shall survive the Reorganization herein contemplated and shall continue to be governed by the laws of its respective State of Incorporation.

     1. RIGHTS OF DISSENTING SHAREHOLDERS: Zeppelin Production Corp., the surviving parent to be renamed Power Technologies, Inc. is the entity responsible for the rights of dissenting shareholders.

     2. SERVICE OF PROCESS: Zeppelin Production Corp., the surviving parent to be renamed Power Technologies, Inc. may be served with process in Nevada in any proceeding for the enforcement of the rights of a dissenting shareholder, if any, pursuant to any extent required by the laws thereof.

     3. SURVIVING ARTICLES OF INCORPORATION: the Articles of Incorporation of each Corporation shall remain in full force and effect, unchanged.

     4. SURVIVING BY-LAWS: the By-Laws of each Corporation shall remain in full force and effect, unchanged.

     D. FURTHER ASSURANCE, GOOD FAITH AND FAIR DEALING: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and to do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant hereby to deal fairly in good faith with each other and each others shareholders.
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                                       PLAN OF REORGANIZATION AND ACQUISITION
                                                           ZEPPELIN/POWERTECH
                                                   February 15, 1998   Page 4

     This PLAN OF REORGANIZATION AND MERGER is executed on behalf of each Company by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its constituent documents.

ZEPPELIN PRODUCTION CORP.                    POWER TECHNOLOGIES, INC.
(A NEVADA CORPORATION)                       (A NEVADA CORPORATION)


-------------------------------------        ----------------------------------
David Lehmberg                                                        Lee Balak
President                                                             President



                                             ----------------------------------
                                                                Alvin A. Snaper
                                                                 Vice President